Exhibit 2.4

AMENDMENT NO. 3 TO THE

SHARE PURCHASE AGREEMENT

This Amendment No. 3 to the Share Purchase Agreement (this “Amendment”) is made as of September 7, 2022, by and among Euda Health Limited, a British Virgin Islands business company (the “Company”), Watermark Developments Limited, a British Virgin Islands business company (“Seller”), and 8i Acquisition 2 Corp., a British Virgin Islands business company (“Purchaser”), and Kwong Yeow Liew, acting as Representative of the Indemnified Parties (the “Indemnified Party Representative”) and further amends that certain Share Purchase Agreement dated April 11, 2022, by and among the Company, Seller, Purchaser, and the Indemnified Party Representative (the “Share Purchase Agreement”). The Company, Seller, Purchaser, and the Indemnified Party Representative are sometimes referred to separately in this Amendment as a “Party” and collectively as the “Parties.” Any capitalized term used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such term in the Share Purchase Agreement.

RECITALS

WHEREAS, the Parties are parties to the Share Purchase Agreement;

WHEREAS, the Parties entered into Amendment No. 1 to the Share Purchase Agreement on May 31, 2022;

WHEREAS, the Parties entered into Amendment No. 2 to the Share Purchase Agreement on June 10, 2022;

WHEREAS, Purchaser would like to ensure board oversight over the operation of the Purchaser Bank Account, Purchaser desires to further amend the Share Purchase Agreement to include a new condition to closing in Article IX and a covenant of Seller and the Company in Article VI to the Share Purchase Agreement;

WHEREAS, the Parties desire to further amend the Share Purchase Agreement to reflect the agreements of the Parties and to include the below mentioned amendments to the Share Purchase Agreement;

WHEREAS, Section 12.1 of the Share Purchase Agreement provides that the Share Purchase Agreement may be amended or modified if such amendment or modification is in writing and signed by each of Purchaser, the Indemnified Party Representative, Seller, and the Company; and

WHEREAS, the Parties to this Amendment constitute the parties necessary to amend the Share Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in good and valuable consideration, the Parties agree as follows:

1.	Amendment to Article VI. Article VI of the Share Purchase Agreement is hereby amended to add the following new Section 6.6:

“6.6 Purchaser Bank Account Signatories. On or before the date of Closing, the Purchaser shall add the person that the Sponsor intends to nominate to the Purchaser Board as one of two authorized signatories to the Purchaser Bank Account. From the date of Closing until January 2, 2024, neither the Company nor any of its Affiliates shall change the identity of the account signatories of the Purchaser Bank Account to either remove the person designated by the Purchaser as a signatory of such account or change the number of authorized signatories of the Purchaser Bank Account from two. If the person initially designated by the Sponsor shall for any reason cease to serve on the Purchaser Board before January 2, 2024, the Sponsor may, but shall not be required to, designate another individual to serve as an authorized signatory to the Purchaser bank Account.

2.	Amendment to Article IX. Article IX of the Share Purchase Agreement is hereby amended to add the following new Section 9.2(m):

“(m) Purchaser Bank Account Signatories. Any and all disbursements of funds from the Purchaser Bank Account post-Closing shall require at least two (2) signatures, one (1) of whom shall be that of the nominee to the Purchaser Board selected by the Sponsor.”

3.	Amendment to Exhibit A. Exhibit A to the Share Purchase Agreement is hereby amended to add the following defined term:

“Purchaser Bank Account” means the Purchaser’s CitiBank, N.A. bank account with the account number 12867700 and any successor to such bank account.

4.	No Other Amendment. Except as amended by this Amendment, the Share Purchase Agreement, as amended by Amendment No. 1, Amendment No. 2, and this Amendment No. 3, shall remain in full force and effect in accordance with its terms without any other amendment or modification.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

6.	Counterparts. This Amendment (including any schedules and/or exhibits hereto or thereto) may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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In Witness Whereof, the parties hereto have executed this Amendment as of the date first set forth above.

COMPANY:

EUDA HEALTH LIMITED

By:	/s/ Kelvin Chen Wei Wen
Name:	Kelvin Chen Wei Wen
Title:	CEO

SELLER:

Watermark Developments Limited

By:	/s/ Kelvin Chen Wei Wen
Name:	Kelvin Chen Wei Wen
Title:	Director

PURCHASER:

8I ACQUISITION 2 CORP.

By:	/s/ Guan Hong (William) Yap
Name:	Guan Hong (William) Yap
Title:	CFO

INDEMNIFIED PARTY REPRESENTATIVE:

/s/ Kwong Yeow Liew
Name:	Kwong Yeow Liew